CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 29, 2019 and November 29, 2019, relating to the financial statements and financial highlights of Pinnacle Sherman Tactical Allocation Fund for the year ended March 31, 2019 and Pinnacle Sherman Multi-Strategy Core Fund for the year ended September 30, 2019, each a series of Northern Lights Fund Trust III, and to the references to our firm under the headings “Other Service Providers,” “Financial Highlights,” “Representations and Warranties” and “Exhibit B” in the Combined Prospectus/Information Statement and Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 9, 2020